As filed with the Securities and Exchange Commission on August 12, 2005.

Registration No. 333-

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RUSSELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	63-0180720
(State of Incorporation)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia 30339

(Address and Zip Code of principal executive office)

RUSSELL CORPORATION FLEXIBLE DEFERRAL PLAN

(Full title of the Plan)

Floyd G. Hoffman, Senior Vice President, General Counsel and Secretary, Russell Corporation

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia 30339

(678) 742-8000

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$10,000,000	100%	$10,000,000	$1,177	(2)

(1)	The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Russell Corporation Flexible Deferral Plan. The Registrant may issue an indeterminate number of Obligations under the Plan from time to time, based upon the level of employee participation.
(2)	Calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

The following documents filed by Russell Corporation (“Russell”) with the Securities and Exchange Commission (the “Commission”) are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

1. Russell’s Annual Report on Form 10-K for the year ended January 1, 2005, filed on March 17, 2005, and Amendment No. 1 to Annual Report on Form 10-K filed on April 27, 2005 (file no. 1-5822);

2. Russell’s Quarterly Reports on Form 10-Q for the quarters ended April 3, 2005 and July 3, 2005 (file no. 1-5822);

3. Russell’s Current Reports on Form 8-K filed on January 5, 2005, April 28, 2005 and August 2, 2005 (file no. 1-5822);

4. Russell’s Proxy Statement on Form 14A, filed on March 28, 2005; and

5. The description of Russell’s Common Stock contained in our Registration Statement on Form 8-A (file no. 1-5822), filed with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”).

All documents filed by Russell with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement.

With respect to the unaudited financial information of Russell Corporation for the quarters ended April 3, 2005 and July 3, 2005, incorporated by reference in this Registration Statement on Form S-8, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2005 and August 2, 2005, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Item 4: Description of Securities

This Registration Statement relates to the offering of up to $10,000,000 of Deferred Compensation Obligations (the “Obligations”) under the Russell Corporation Flexible Deferral Plan (the “Plan”). The following description of the Obligations is qualified by reference to the text of the Plan.

Under the Plan, Russell provides eligible employees the opportunity to defer a specified percentage of their base salary, commissions and/or annual cash bonus. Eligibility is limited to employees of Russell and its participating subsidiaries who are selected by the Plan’s Administrative Committee and who are considered “highly compensated employees” under Section 414(q) of the Internal Revenue Code of 1986, as amended. Under the Plan, each participant may elect to defer up to 50% of base salary, up to 100% of commissions, and/or up to 100% of annual bonus pay. In addition, Russell matches a participant’s deferrals at the rate of 25% of the first 4% of the participant’s salary, bonus and/or commission.

Amounts deferred pursuant to the Plan will be unsecured general obligations of Russell to pay the deferred compensation in the future in accordance with the terms of the Plan from a rabbi trust established by Russell and then from Russell’s general assets, and will rank equally with Russell’s other unsecured and unsubordinated indebtedness from time to time outstanding. The funds held in the rabbi trust are to be used to satisfy obligations of Russell under the Plan. Although the funds are available to creditors of Russell in the case of bankruptcy or insolvency, they are not available for general corporate purposes.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on election by the participant. Compensation deferred pursuant to the Plan is credited by book entry to the participant’s account. Each participant’s deferred compensation will be indexed to one or more investment alternatives chosen by each participant as provided in the Plan for purposes of accounting, as if the deferred compensation had been so invested, and not for actual investment. The account will be adjusted to reflect the investment experience of the selected investment alternatives during the deferral period.

The Plan is administered by a committee appointed by the board of directors of Russell, and the committee has delegated administration duties to a plan administrator. The committee has the authority to determine the investment options available for selection by participants. Participants may reallocate existing account balances among the investment options available under the Plan on a daily basis.

A participant’s right to receive payments under the Plan is not subject to assignment, transfer, pledge or other encumbrance. A participant may designate persons or entities to receive any amounts payable under the Plan in the event of the death of the participant.

The Obligations are generally payable upon a date or dates selected by the participant in accordance with the terms of the Plan. Account balances attributable to pre-2005 deferrals are paid upon retirement or earlier separation from service, in either a lump sum or, as permitted by the Plan, in installments over a period of up to 20 years. Beginning in 2005, participants may elect to receive (in a lump sum or in installments as permitted by the Plan) a distribution of amounts deferred (1) in a specified year (at least two years in the future) no later than the participant’s retirement (the “In-Service Distribution Date”), and/or (2) at retirement or earlier separation from service. Also beginning in 2005, participants may make a separate distribution election in the case of separation from service prior to retirement or the participant’s In-Service Distribution Date.

Except as described in the preceding paragraph, Obligations owed to any participant are not subject to distribution, in whole or in part, prior to the participant’s separation from service or the individual payment dates specified by the participant in accordance with the terms of the Plan, except (1) for demonstrated severe financial hardship, (2) in connection with an in-service withdrawal, with the imposition of substantial penalties, of the portion of the participant’s account balance attributable to amounts deferred prior to 2005, or (3) in connection with the termination of the Plan. Russell reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce amounts credited to a participant’s account as of the time such action is taken.

Item 5: Interests of Named Experts and Counsel

Floyd G. Hoffman, Russell’s Senior Vice President, General Counsel and Secretary, has passed upon the validity of the Obligations being registered. Mr. Hoffman is paid a salary by Russell, is a participant in the Plan and in various other benefit plans offered by Russell to employees, and beneficially owns or has the right to acquire an aggregate of less than 1% of Russell’s common stock. Mr. Hoffman also serves on the Administrative Committee for Russell’s Revised Pension Plan (the “Pension Plan”), and in such capacity shares voting and dispositive authority over 600,960 shares of Russell common stock held by the Pension Plan.

Item 6: Indemnification of Directors and Officers

Article Seventh of Russell’s Restated Certificate of Incorporation provides that Russell shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her legal heirs, executors and personal and legal representatives; provided that, except for proceedings to enforce rights to indemnification, Russell shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by Russell’s board of directors. This right to indemnification shall include the right of directors and officers to be paid expenses incurred in defending or otherwise participating in any proceeding before its final disposition, upon receipt by Russell of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified under Article Seventh of the Restated Certificate of Incorporation.

Article VIII of Russell’s Amended and Restated Bylaws provides that Russell will indemnify any of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is a director or officer of Russell, or is or was serving at Russell’s request as a director, officer, employee or agent of another corporation or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Russell, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Further, with respect to an action by or in the right of Russell, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Russell, except to the extent that the court shall determine such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled under Russell’s Restated Certificate of Incorporation, its Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Article Sixth of the Restated Certificate of Incorporation of Russell provides that a director of Russell shall not be personally liable to Russell or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law (as it now exists or may in the future be amended).

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

Russell has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Russell.

Item 8: Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Item 9: Undertakings

Russell hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Russell pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Russell hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Russell’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Russell pursuant to the foregoing provisions, or otherwise, Russell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Russell of expenses incurred or paid by a director, officer or controlling person of Russell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Russell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, Russell certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 12, 2005.

RUSSELL CORPORATION

By:	/s/ Floyd G. Hoffman
Name:	Floyd G. Hoffman
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*John F. Ward John F. Ward	Chairman and Chief Executive Officer (Principal Executive Officer)	August 12, 2005

/s/ Robert D. Koney, Jr. Robert D. Koney, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	August 12, 2005

*Herschel M. Bloom Herschel M. Bloom	Director	August 12, 2005

*Ronald G. Bruno Ronald G. Bruno	Director	August 12, 2005

*Arnold W. Donald Arnold W. Donald	Director	August 12, 2005

*Rebecca C. Matthias Rebecca C. Matthias	Director	August 12, 2005

*C.V. Nalley III C.V. Nalley III	Director	August 12, 2005

*Margaret M. Porter Margaret M. Porter	Director	August 12, 2005

*Mary Jane Robertson Mary Jane Robertson	Director	August 12, 2005

*John R. Thomas John R. Thomas	Director	August 12, 2005

*John A. White John A. White	Director	August 12, 2005

/s/ Larry E. Workman Larry E. Workman	Controller (Principal Accounting Officer)	August 12, 2005

*By	/s/ Floyd G. Hoffman
Floyd G. Hoffman
Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4(a)	Russell Corporation Amended and Restated Flexible Deferral Plan, incorporated herein by reference to Exhibit 10(d) to Russell Corporation’s Annual Report on Form 10-K for year ended January 4, 2003

4(b)	First Amendment to Russell Corporation Flexible Deferral Plan, incorporated herein by reference to Exhibit 10(b) to Russell Corporation’s Annual Report on Form 10-K for year ended January 1, 2005

4(c)	Second Amendment to Russell Corporation Flexible Deferral Plan, incorporated herein by reference to Exhibit 10(c) to Russell Corporation’s Annual Report on Form 10-K for year ended January 1, 2005

5	Opinion of Floyd G. Hoffman

15	Letter from Ernst & Young LLP regarding unaudited interim financial information

23(a)	Consent of Floyd G. Hoffman (included in Exhibit 5)

23(b)	Consent of Ernst & Young LLP

24	Powers of attorney